Exhibit 10.4
PUBLIC STORAGE OP, L.P.
LTIP UNIT AGREEMENT
THIS LTIP UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate attached hereto (the “Award Certificate”) is made by and between Public Storage OP, L.P. (the “Partnership”) and Public Storage (together with its Subsidiaries and any successors thereto, the “Company”) and the Participant set forth in the Award Certificate. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan (as defined below), except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the award levels for each Performance Metric set forth in the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specified levels. In the event that actual performance does not meet the lowest level for any Performance Metric (i.e., the threshold level), the “Achievement Percentage” with respect to such Performance Metric shall be zero.
(b)“Award” means the award(s) as set forth in the Award Certificate.
(c)“Award Certificate” means the certificate attached to this Agreement specifying the Participant, Effective Date, the Award, the applicable Performance Periods, and the applicable Performance Metrics for the Award.
(d)“Board” means the Board of Trustees of the Company.
(e)“Common Partnership Units” shall have the meaning set forth in the Partnership Agreement.
(f)“Common Shares” means the common shares, par value $0.10 per share, of the Company (and any stock or other securities into which such Common Shares may be converted or into which it may be exchanged).
(g)“Determination Date” means for any Performance Period, the date on which the Committee determines the total number of Earned Units, if any.
(h)“Distribution Payment” means, for any distribution declared and paid on one Common Partnership Unit (as defined in the Partnership Agreement), the amount of such distribution (excluding dividends and distributions paid in the form of additional Common Shares unless adjustment is otherwise made pursuant to Section 13 or Section 15 of the Plan).

(i)“Earned Units” shall have the meaning set forth in Section 2(e).
(j)“Effective Date” means the Effective Date set forth in the Award Certificate.
(k)“LTIP Unit” shall have the meaning set forth in the Partnership Agreement and shall include a Earned Unit or a Vested LTIP Unit, either individually or in the aggregate, as the context may require granted hereunder pursuant to the Plan.
(l)“LTIP Unit Initial Sharing Percentage” shall have the meaning set forth in Section 3(c).
(m)“Participant” means the person whose name is set forth in the Award Certificate.
(n)“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Public Storage OP, L.P., as further amended or supplemented from time to time.
(o)“Performance Metric” means the performance metric applicable to the Award, as set forth in the Award Certificate.
(p)“Performance Period” means the applicable period set forth in the Award Certificate.
(q)“Plan” means the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan, as amended from time to time.
(r)“Vested LTIP Units” shall have the meaning set forth in Section 2(f).
(s)“Vesting Date” shall have the meaning set forth in Section 2(f).
2.Range of LTIP Units under Awards; Calculation of LTIP Units.
(a)Grant of Award Ranges. The Partnership hereby grants to the Participant a number of LTIP Units under the Award equal to the number of LTIP Units set forth in the Award Certificate, which LTIP Units shall be subject to the satisfaction of the performance vesting conditions set forth in the Award Certificate and herein. The actual number of LTIP Units earned under the Award shall be determined pursuant to Section 2(e), and certain of the Earned Units shall be subject to the further satisfaction of the service vesting conditions set forth in the Award Certificate and Section 2(f) hereof.
(b)Admission to Partnership.
(i)The Participant shall be admitted as a limited partner of the Partnership in respect of the LTIP Units as of the Effective Date by signing and delivering to the Partnership a copy of this Agreement, and by doing so agrees to be bound by the terms and provisions of the Partnership Agreement, including the power of attorney set forth in Section 15.11 of the Partnership Agreement.
(ii)Upon execution of this Agreement by the Participant, the Partnership and the Company shall update the Partnership Agreement registry to reflect the issuance to the Participant of the LTIP Units and the admission of the Participant as an LTIP Unitholder (as defined in the Partnership Agreement) and the Partnership shall deliver to the Participant a certificate, letter or electronic documentation certifying the number of LTIP Units then issued to the Participant. Thereupon, the Participant shall have all the rights of an LTIP Unitholder of the Partnership with respect to the number of LTIP Units set forth in this Agreement in accordance with the Partnership Agreement.
(c)Representations and Warranties. The Participant hereby makes the covenants, representations and warranties set forth on Exhibit A attached hereto as of the Effective Date, and the Participant shall immediately notify the Company and the Partnership upon discovering that any of the representations or warranties set forth on Exhibit A was false when made or have, as a result of changes in circumstances, become false.
(d)Section 83(b) Election. Within 10 days after the Effective Date, the Participant shall provide the Partnership with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) in the form of Exhibit B hereto. The Participant shall timely (within 30 days of the Effective Date) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Partnership that the Participant has made such timely filings. The Participant should consult Participant’s tax advisor regarding the consequences of Section 83(b) elections, as well as the receipt, vesting, holding and sale of LTIP Units.
(e)Calculation of Number of Earned Units.
(i)On the Determination Date the total number of Earned Units earned under the Award shall be calculated by the Committee with respect to the Performance Metrics. The total number of earned LTIP Units (the “Earned Units”) shall be equal to the product of (x) the number of LTIP Units allocable to each Performance Metric as set forth in the Award Certificate, multiplied by (y) the Achievement Percentage for the applicable Performance Metric (after taking into account each Performance Metric’s relative weighting as set forth in the Award Certificate). In the event that the Company’s actual performance with respect to a Performance Metric does not meet the threshold level for that Performance Metric, no LTIP Units applicable to that Performance Metric shall be earned. All LTIP Units that do not become Earned Units shall be forfeited automatically and without further action as of the Determination Date.
(ii)The Determination Date shall be no later than 75 days following the last day of the Performance Period, or as soon thereafter as reasonably practicable, at which time the Partnership shall notify the Participant of the total number of Earned Units (rounded to the nearest whole LTIP Unit). Any LTIP Units which do not become Vested LTIP Units following the final Vesting Date shall be forfeited automatically and without further action as of that date.
(iii)The calculation of the levels of achievement with respect to the Performance Metrics shall be adjusted from time to time by the Committee as it deems equitable and necessary, including (A) to account for significant acquisitions, dispositions, or other extraordinary or one-time events that impact the applicable Performance Metric, and (B) as necessary to ensure that Performance Metrics are computed on a consistent and equitable basis.
(f)Vesting. Subject to Section 4, the Earned Units shall become vested LTIP Units (“Vested LTIP Units”), subject to the Participant’s continued Service with the Company from the Effective Date through the applicable vesting date(s) (each, a “Vesting Date”), as follows: [(x) sixty percent (60%) of the Earned Units shall vest on the Determination Date; (y) twenty percent (20%) of the Earned Units shall vest on the first anniversary of the Determination Date; and (z) twenty percent (20%) of the Earned Units shall vest on the second anniversary of the Determination Date]. Any resulting fractional unit shall be rounded to the nearest whole unit and shall be rounded up or down as necessary as of the last Vesting Date; provided, in all cases, the Participant cannot vest in more than the number of Earned Units. Except as provided in Section 4, no LTIP Unit shall vest after the Participant’s Service has terminated for any reason.
3.Distributions.
(a)LTIP Units shall be entitled to distributions in accordance with the terms and provisions of the Partnership Agreement.

(b)The Distribution Participation Date (as defined in the Partnership Agreement) with respect to LTIP Units shall be the Determination Date. Accordingly, for the avoidance of doubt, from the Effective Date until the Determination Date, the holder of LTIP Units shall only be entitled to certain distributions and allocations described in, and pursuant to, Articles IV and 5 the Partnership Agreement with respect to an LTIP Unit in an amount equal to the product of the LTIP Unit Initial Sharing Percentage for such LTIP Unit and the amount otherwise distributable or allocable with respect to such awarded LTIP Unit.

(c)The LTIP Unit Initial Sharing Percentage shall be five percent (5%). For the avoidance of doubt, after the Determination Date, Earned Units, whether or not vested, shall be entitled to receive the same distributions payable with respect to Common Partnership Units if the payment date for such distributions is after the Distribution Participation Date, even though the record date for such distributions is before the Distribution Participation Date.

4.Special Vesting Provisions.
(a)General. Subject to Section 4(b), Section 4(c), Section 4(d) and Section 4(e), upon the termination of the Participant’s Service, any LTIP Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested LTIP Units as of such termination of Service. Vested LTIP Units will continue to be outstanding in accordance with the terms of this Agreement.
(b)Death or Disability. Notwithstanding Section 4(a), if, prior to the last day of the Performance Period, the Participant’s Service terminates due to death or Disability, the Earned Units shall be calculated at an Achievement Percentage of 50% and shall vest on the date that the Participant’s Service terminates. If, on or following the last day of the Performance Period, the Participant’s Service terminates due to death or Disability, then all Earned Units, if any, that have not previously vested shall immediately become vested as of the date of the Participant’s termination of Service; provided, however, that if any such termination occurs on or following the last day of the Performance Period but prior to the Determination Date, then the LTIP Units shall remain outstanding until the Determination Date and any LTIP Units that become Earned Units on the Determination Date shall become fully vested as of the Determination Date. For the avoidance of doubt, any LTIP Units that do not become Earned Units based on the achievement of the Performance Metrics shall be automatically forfeited by the Participant on the Determination Date. For purposes of this Agreement, the Committee, in its sole discretion, may require that determination of the existence of a Disability be made by the Company’s insurance carrier or by an independent physician retained by the Company.
(c)Leave of Absence. In the event the Participant takes one or more leaves of absence (or similar suspension of service while remaining an employee) during the Performance Period for an aggregate period of 275 or more days of the Performance Period, then the Participant shall not be eligible to earn LTIP Units pursuant to this Agreement on the Determination Date. In the event the Participant takes one or more leaves of absence (or similar suspension of service while remaining an employee) during the Performance Period for an aggregate period of less than 275 days of the Performance Period, then the Committee, in its sole discretion, may reduce on a pro rata basis the amount of Earned Units that would otherwise be earned pursuant to the Award based on its assessment of the Participant’s contributions during the Performance Period. For the avoidance of doubt, ordinary vacation and sick leave permitted under the Company’s policies are not considered suspensions of service. This paragraph shall not apply in the case of death, Disability, or Retirement.
(d)Retirement. Notwithstanding Section 4(a), if, prior to the completion of the first year of the Performance Period, the Participant’s Service terminates by reason of the Participant’s Retirement, the LTIP Units shall be forfeited. If, on or following the completion of the first year of the Performance Period, the Participant’s Service terminates during the Performance Period by reason of the Participant’s Retirement, then the Participant shall remain eligible to vest in the LTIP Units based on the actual achievement of the Performance Metrics, as determined by the Committee in its sole discretion following the end of the Performance Period. Any LTIP Units that become Earned Units based on the actual achievement of the Performance Metrics shall become vested as of the Determination Date on a pro rata basis determined by multiplying the number of Earned Units by a fraction, the numerator of which is the number of days of Service performed by the Participant during the Performance Period and the denominator of which is the number of days in the Performance Period. Any resulting fractional LTIP Units shall be rounded to the nearest whole unit. If the Participant’s Service terminates on or following the last day of the Performance Period by reason of the Participant’s Retirement, all Earned Units, if any, that have not previously vested shall immediately become vested as of the Participant’s Retirement Date (or upon the Revocation Expiration Time, if applicable); provided, however, that if any such termination occurs on or following the last day of the Performance Period but prior to the Determination Date, the LTIP Units shall remain outstanding until the Determination Date and any LTIP Units that become Earned Units on the Determination Date shall become fully vested as of the Determination Date (or upon the Revocation Expiration Time, if applicable and later). For the avoidance of doubt, any LTIP Units that do not become Earned Units based on the achievement of the Performance Metrics shall be automatically forfeited by the Participant on the Determination Date. For purposes of this Agreement, “Retirement” means the Participant’s termination of Service other than due to death, Disability, or Cause if:
(i)by the Retirement Date the Participant is at least 55 years old and has provided at least 10 years of Service as defined in the Plan and applied by the Company’s HR department (generally including service with the Company, PS Business Parks, Inc. (prior to July 20, 2022), and their Affiliates);
(ii)by the Retirement Date the sum of the Participant’s age and total years of Service equals at least 80;
(iii)the Participant provided the Company written notice of the Participant’s intention to retire at least 12 months prior to the Retirement Date;
(iv)on or within 45 days following the Retirement Date (or within such shorter period following the Retirement Date as set forth in the separation agreement), the Participant has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement, and if the execution of such separation agreement is subject to a revocation period by applicable law, the separation agreement has not been revoked and the applicable revocation period, which may not exceed 10 days, has expired (the “Revocation Expiration Time”); and
(v)subject to the Participant’s continued Service through both the Certification Date and the Retirement Date, the Equity Awards Committee has taken separate action to establish a date of termination of Service for the Participant (the “Retirement Date”) and to approve such accelerated vesting for the Participant (the date of such action by that committee, the “Certification Date”); provided, however, that (A) the Participant shall have no right to such accelerated vesting if that committee does not take action to approve such accelerated vesting for such Participant or revokes its approval before the Retirement Date; and (B) if the Participant’s Service is terminated for any reason other than death or Disability prior to such Retirement Date, any LTIP Units held by the Participant that have not vested shall terminate immediately, and the Participant shall forfeit any rights with respect to such unvested LTIP Units as of such termination of Service.
(e)Corporate Transactions. In the event of a Change of Control (as defined in the Plan), the Committee shall apply the acceleration, payment and other principles set forth in Section 15.3 and Section 15.4 of the Plan with respect to Performance Awards that are Stock Units (each as defined in the Plan), as applicable and appropriate, in its sole judgment.
5.Miscellaneous.
(a)Administration. The Committee shall administer the Award. At the end of the Performance Period (or earlier, as provided in Section 4), the Committee shall calculate and approve the number of Earned Units awarded to the Participant under the Award. If the Committee determines at any time that an unearned LTIP Unit cannot become a Vested LTIP Unit, the Committee shall have the authority to terminate and cancel such unearned LTIP Unit for no consideration and without liability to the Participant under the Award.
(b)Agreement Subject to Plan and Partnership Agreement; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Partnership Agreement. The Awards and LTIP Units granted hereunder are subject to the Plan and the Partnership Agreement. The terms and provisions of the Plan and the Partnership Agreement, as the same may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Partnership Agreement, the applicable terms and provisions of the Plan or the Partnership Agreement as applicable, will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.
(c)No Transferability; No Assignment. Except as set forth in the Partnership Agreement, the Participant shall not, without the consent of the Partnership (which the Partnership may give or withhold in its sole discretion), sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any LTIP Units.
(d)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder shall impose any obligation on the Company or any Affiliate to continue the Service of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the Service of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any Affiliate).
(e)Limitation on Rights. The Participant shall be the record owner of the LTIP Units, and as record owner shall be entitled to all rights of a holder of LTIP Units under the Partnership Agreement.
(f)Legend. To the extent applicable, all book entries (or certificates, if any) representing the LTIP Units delivered to the Participant as contemplated by Section 2 above shall be subject to applicable law. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Section 5(c) hereof.
(g)Securities Laws; Cooperation. The Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. Participant further agrees to cooperate with the Company and the Partnership in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
(h)Tax Withholding.
(i)Regardless of any action that the Company, the Partnership, the General Partner, the Partnership or any of their Affiliates (collectively, the “Company Parties”) takes or fails to take with respect to any or all federal, state, or local income tax, employment tax, non-U.S. tax or other tax-related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the LTIP Units (and any distributions in respect thereof) is and remains the Participant’s responsibility and that each of the Company Parties: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the LTIP Units, including, but not limited to, the grant, or vesting, conversion, any exchange pursuant to Section 8.6 of the Partnership Agreement, the subsequent sale of Common Shares and the receipt of any distributions in respect thereof; and (B) does not commit to structure the terms of the Award or any aspect of the LTIP Units to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, the Participant acknowledges that the Partnership and/or Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.
(ii)If applicable, prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Partnership and/or the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and the Partnership. In this regard, the Participant authorizes the Company and the Partnership, each in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the LTIP Units by withholding cash or securities otherwise payable or issuable to the Participant, provided that the Company and/or the Partnership withholds only the amount necessary to satisfy the minimum statutory withholding amount using, in the case of securities, the Fair Market Value of the securities. Notwithstanding the foregoing, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee shall have full discretion to choose, or to allow a Participant to elect, to withhold amounts having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Participant’s relevant tax jurisdictions). Participant shall pay to the Company and/or the Partnership any amount of Tax Related Items that the Company and/or the Partnership may be required to withhold that are not satisfied by the previously described method. The Company may refuse to deliver cash or securities to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.
(i)Compensation Recovery Policy. The property received under this Agreement shall be subject to being recovered under the Company’s Incentive Compensation Recoupment Policy, and any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to LTIP Units under this Agreement shall extend to Common Partnership Units received upon the conversion of such LTIP Units, and any cash or Common Shares received upon redemption of such Common Partnership Units.
(j)Section 409A Compliance. The Award and the LTIP Units under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Code, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or LTIP Unit that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company and the Partnership shall not be liable to the Participant or any other person for any payment made under this plan that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.
(k)Section 280G of the Code. In the event that the accelerated vesting of the LTIP Units or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (i) the full payment or (ii) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company and/or the Partnership in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company, the Partnership, and the Participant.

All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).
(l)Governing Law. This Agreement shall be governed by the laws of the State of Maryland, except that if Participant’s principal place of employment is in California, then this Agreement will be governed by the laws of the State of California, in either case without giving effect to any choice or conflict of law provision or rule.
(m)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PUBLIC STORAGE OP, L.P.
LTIP UNIT AGREEMENT AWARD CERTIFICATE
1.     Public Storage OP, L.P. (the “Partnership”), Public Storage, a Maryland real estate investment trust (together with its Subsidiaries and their successors, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Public Storage OP, L.P. LTIP Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (as amended from time to time, the “Plan”) or the Agreement.
2.     Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Partnership hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

Participant:	[ ]
Effective Date:	[ ]
Number of LTIP Units:	[ ]
Performance Period:	[ ]

Performance Metrics. The LTIP Units that may be earned under this Agreement shall be based on the Company’s achievement of the following performance metrics: (i) [60% of the LTIP Units set forth in this award may be earned based on the Company’s relative TSR (as defined below) as compared against the weighted average TSR of the Self-Storage Peer Group (as defined below) over the Performance Period (the “Self-Storage Peer TSR Component”); and (ii) 40% of the LTIP Units set forth in this award may be earned based on the Company’s relative TSR as compared against the weighted average TSR of the S&P 500 Peer Group (as defined below) over the Performance Period (the “S&P 500 Peer TSR Component”).]

[Self-Storage Peer TSR Component]. The [Self-Storage Peer TSR Component], weighted at [60%], may be earned as set forth in the table below:

[3 Year Performance Period]
[60% TSR vs. Self-Storage Weighted Average]	Percentage of Award Earned

[S&P 500 Peer TSR Component]. The [S&P 500 Peer TSR Component], weighted at [40%], may be earned as set forth in the table below:

[3 Year Performance Period]
[40% TSR vs. S&P 500 REITs Weighted Average]	Percentage of Award Earned

The number of LTIP Units that become earned hereunder, if any, shall be equal to the sum of (i) the number of LTIP Units that become earned pursuant to the [Self-Storage Peer TSR Component], if any, and (ii) the number of LTIP Units that become earned pursuant to the [S&P 500 Peer TSR Component], if any, rounded down to the nearest whole LTIP Unit. All determinations with respect to the number of LTIP Units that become earned hereunder, if any, shall be made by the Committee in its sole discretion.

Definitions. For purposes of the Agreement, the following terms shall have the meanings set forth below.

•[“TSR” means the cumulative total growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of the applicable company’s common stock from the closing price on the business day immediately preceding the first day of the Performance Period to the closing price on the last day of the Performance Period due to stock appreciation and dividends, assuming dividends are reinvested in common stock over the Performance Period. The weighted average TSR of a group of companies shall be based on their respective market capitalizations as of the business day immediately preceding the first day of the Performance Period.]

•[“Self-Storage Peer Group” means [ ]. In the event one or more of these companies ceases to be traded on a national securities exchange or undergoes an extraordinary change in its operations, the Committee may adjust the composition of the Self-Storage Peer Group to the extent it determines it is equitable to do so.]

•[“S&P 500 Peer Group” means any REIT that is included in the S&P 500 for the entirety of the Performance Period.]

3.     The Award and any LTIP Units which may be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan, the Agreement, and the Partnership’s partnership agreement (the “Partnership Agreement”). All terms and provisions of the Plan, the Agreement, and the Partnership Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan, the Agreement, or the Partnership Agreement, then the terms of the Plan, the Agreement, or the Partnership Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan, the Agreement, and the Partnership Agreement.
* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

PUBLIC STORAGE By:____________________________ Name: Title:	PARTICIPANT _____________________________ Name:

PUBLIC STORAGE OP, L.P. By: PSOP GP, LLC, its general partner By: ________________________ Name: Title: